As filed with the Securities and Exchange Commission on January 27, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRI CORPORATION
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-1362926 (I.R.S. Employer Identification No.)

13760 Noel Road Suite 830 Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)

DRI CORPORATION
BOARD OF DIRECTORS AND KEY EXECUTIVE MANAGEMENT
TBUS COMMON STOCK COMPENSATION PLAN
(Full title of the plan(s))

David L. Turney		Copy to:
Chief Executive Officer 13760 Noel Road Suite 830 Dallas, Texas 75240 (Name and address of agent for service)		Quentin Collin Faust, Esq. Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4400
(214) 378-8992 (Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share	Price	Registration Fee
Common Stock $0.10 par value	260,000	$1.40(2)	$364,000.00(2)	$25.95

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s Common Stock reported in the consolidated reporting system as of January 25, 2010.

Part I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     DRI Corporation (the “Company”) hereby incorporates by reference in this Registration Statement the following documents previously filed or to be filed with the Securities and Exchange Commission (the “Commission”):
(a)	the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission March 31, 2009;

(b)	the Company’s quarterly report on Form 10-Q/A for the quarterly period ended June 30, 2008, filed with the Commission on March 31, 2009; quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 15, 2009; quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the Commission on August 13, 2009; and quarterly report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the Commission on November 16, 2009;

(c)	the Company’s current reports on Form 8-K filed with the Commission on January 7, 2009, January 13, 2009, January 21, 2009, January 22, 2009, February 6, 2009, February 18, 2009, February 19, 2009, February 26, 2009, March 12, 2009, March 25, 2009, March 31, 2009, April 1, 2009, May 6, 2009, May 15, 2009, June 3, 2009, June 16, 2009, June 19, 2009, June 24, 2009, July 1, 2009, July 9, 2009, July 14, 2009, July 27, 2009, July 28, 2009, August 5, 2009, August 6, 2009, August 13, 2009, August 24, 2009, September 23, 2009, October 6, 2009, October 13, 2009, October 15, 2009, October 20, 2009, October 22, 2009, October 26, 2009, October 27, 2009, October 30, 2009, November 12, 2009, November 17, 2009, November 18, 2009, November 24, 2009, November 25, 2009, December 1, 2009, December 2, 2009, December 10, 2009, January 4, 2010, and January 6, 2010;

(d)	the Company’s definitive proxy statement on Schedule 14A filed with the Commission on April 23, 2009;

(e)	the description of the Company’s common stock, par value $0.10 per share (the “Common Stock”), contained in the Company’s Registration Statement on Form S-3 (Registration No. 333-147736), filed with the Commission on November 30, 2007, including any amendment or report filed for the purpose of updating such description;

(f)	all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered under the Registration Statement have been sold or that deregisters all securities remaining unsold at the time of the amendment.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) Prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a North Carolina corporation. Under Article 8, Part 5 of the North Carolina Business Corporation Act (the “North Carolina Law”), a corporation may indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the corporation’s obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including attorneys’ fees), but no such indemnification may be granted unless such director, officer, agent or employee (1) conducted himself or herself in good faith, (2) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors of the corporation or, if a quorum of the board of directors consisting of directors not at the time parties to the proceeding is not reached, a committee of directors, special legal counsel selected by the board of directors or any duly designated committee thereof, or the shareholders of the corporation in accordance with the North Carolina Law. A corporation may not indemnify a director under Article 8, Part 5 of the North Carolina Law in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.
     In addition to, and separate and apart from the indemnification described above, the North Carolina Law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.
     In accordance with the North Carolina Law set forth in the two next preceding paragraphs, Article VII of the Amended and Restated Bylaws of the Registrant provides that (a) each person who (1) is or was a director, officer, employee or agent of the Registrant, or (2) is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the maximum extent permitted under North Carolina law against any and all claims and liabilities to which he or she has or shall become subject (y) by reason of serving or having served as such director, officer, employee or agent or (z) by reason of any action alleged, and (b) the Registrant shall reimburse each such person for all expenses, including attorneys’ fees, reasonably incurred by him or her to the maximum extent permitted under North Carolina law in connection with any such claim or liability; provided, however, that no such person shall be indemnified against, or be reimbursed for any expense incurred in connection with, any claim or liability arising out of his or her own willful misconduct or gross negligence.

     In addition, the North Carolina Law requires a corporation, unless its Articles of Incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the corporation’s Articles of Incorporation, a director or officer also may make an application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.
     Moreover, the North Carolina Law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, irrespective of whether or not the corporation is otherwise authorized under the North Carolina Law to indemnify such party. Article VII of the Amended and Restated Bylaws of the Registrant permits the Registrant to maintain insurance to protect itself and any of its directors, officers, employees, or agents against any expense, liability, or loss incurred as a result of any action, suit, or proceeding whether or not the Registrant would have the power to indemnify such person under the North Carolina Law. Accordingly, the Registrant currently maintains directors’ and officers’ insurance policies covering its directors and officers.
     Finally, as permitted by the North Carolina Law, Article X of the Amended and Restated Articles of Incorporation of the Registrant eliminates the personal liability of the directors of the Registrant for monetary damages incurred as the result of the breach or alleged breach by a director of any duty as a director. This provision, however, does not apply to a director’s (i) acts or omissions that a director at the time of the breach knew or believed were clearly in conflict with the Registrant’s best interests, (ii) approval of an unlawful dividend or distribution under the North Carolina Law, or (iii) approval of any transaction from which the director derives an improper personal benefit. In addition, Article X of the Amended and Restated Articles of Incorporation of the Registrant provides that if North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of the Registrant’s directors will be limited or eliminated to the fullest extent permitted by the applicable law. This provision does not limit or eliminate the rights of any shareholder to obtain non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty. Lastly, pursuant to Article X of the Registrant’s Amended and Restated Articles of Incorporation, any mandate for indemnification, whether statutory, court-ordered or otherwise, is expressly subject to the Registrant’s reasonable capability of paying any claim.
     The foregoing summaries of the North Carolina Law, the Bylaws of the Registrant, and the Amended and Restated Articles of Incorporation of the Registrant do not purport to be complete and are qualified in their entirety by reference to the full text of the North Carolina Law, the Bylaws of the Registrant and the Amended and Restated Articles of Incorporation of the Registrant.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form S-3, filed with the Commission on December 23, 2003)

3.2	Articles of Amendment to the Articles of Incorporation of the Registrant containing an amendment to eliminate a staggered election of Board members (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 18, 2006)

Exhibit	Description
3.4	Amendment to Bylaws of the Registrant, dated as of September 12, 2007 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 14, 2007)

4.1	Form of specimen certificate for Common Stock of the Registrant (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2 (SEC File No. 33-82870-A))

4.2	Rights Agreement, dated as of September 22, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A — Certificate of Designation of Series D Junior Participating Preferred Stock of the Registrant and Amendment to Certificate of Designation of Series D Junior Participating Preferred Stock of the Registrant; Exhibit B — Form of Right Certificate; and Exhibit C — Summary of Rights to Purchase Shares (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 2, 2006)

5.1	Opinion of Gray, Layton, Kersh, Solomon, Furr & Smith, P.A., counsel for Registrant (filed herewith)

10.1	DRI Corporation Board of Directors and Key Executive Management TBUS Common Stock Compensation Plan (incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 18, 2006)

23.1	Consent of Gray, Layton, Kersh, Solomon, Furr & Smith, P.A. (included in their opinion filed as Exhibit 5.1) (filed herewith)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm (filed herewith)

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)

24.1	Power of Attorney (see page 7)
Item 9. Undertakings.
a.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas in the State of Texas, on January 27, 2010.

DRI CORPORATION
By:	/s/ David L. Turney
David L. Turney
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Turney and Stephen P. Slay and each of them, such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities indicated on January 27, 2010.

	Signature	Title

By:	/s/ David L. Turney David L. Turney	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Stephen P. Slay Stephen P. Slay	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

By:	/s/ John D. Higgins	Director

John D. Higgins

By:	/s/ Huelon Andrew Harrison	Director

Huelon Andrew Harrison

By:	/s/ Helga Houston	Director

Helga Houston

By:	/s/ C. James Meese, Jr.	Director

C. James Meese, Jr.

	Signature	Title

By:	/s/ Stephanie L. Pinson	Director

Stephanie L. Pinson

By:	/s/ John K. Pirotte	Director

John K. Pirotte

By:	/s/ Juliann Tenney	Director

Juliann Tenney

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference from the Registrant’s Registration Statement on Form S-3, filed with the Commission on December 23, 2003)

3.2	Articles of Amendment to the Articles of Incorporation of the Registrant containing an amendment to eliminate a staggered election of Board members (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 18, 2006)

3.4	Amendment to Bylaws of the Registrant, dated as of September 12, 2007 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 14, 2007)

4.1	Form of specimen certificate for Common Stock of the Registrant (incorporated herein by reference to the Registrant’s Registration Statement on Form SB-2 (SEC File No. 33-82870-A))

4.2	Rights Agreement, dated as of September 22, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A — Certificate of Designation of Series D Junior Participating Preferred Stock of the Registrant and Amendment to Certificate of Designation of Series D Junior Participating Preferred Stock of the Registrant; Exhibit B — Form of Right Certificate; and Exhibit C — Summary of Rights to Purchase Shares (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 2, 2006)

5.1	Opinion of Gray, Layton, Kersh, Solomon, Furr & Smith, P.A., counsel for Registrant (filed herewith)

10.1	DRI Corporation Board of Directors and Key Executive Management TBUS Common Stock Compensation Plan (incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 18, 2006)

23.1	Consent of Gray, Layton, Kersh, Solomon, Furr & Smith, P.A. (included in their opinion filed as Exhibit 5.1) (filed herewith)

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm (filed herewith)

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)

24.1	Power of Attorney (see page 7)